Exhibit 99.2

Pogo Producing Company

Supplemental Information (Unaudited) (1) (2)

	Quarter Ended
Financial Data	March 31,
(Data in $ thousands, except per share amounts)	2006	2005

Revenues:
Oil and gas	$354,467	$254,062
Other	19,071	1,684
Total	373,538	255,746

Operating Expenses:
Lease operating	57,147	28,721
General and administrative	28,650	18,725
Exploration	2,686	11,179
Dry hole and impairment	25,634	47,355
Depreciation, depletion and amortization	110,136	70,458
Production and other taxes	13,507	11,176
Transportation and other	25,481	(5,567)
Total	263,241	182,047

Operating Income	110,297	73,699

Interest:
Charges	(28,324)	(10,211)
Income	474	817
Capitalized	16,178	2,197
Total Interest Expense	(11,672)	(7,197)

Loss on Debt Extinguishment	—	—

Commodity Derivative Expense	3,313	—

Foreign Currency Transaction Gain (Loss)	(204)	10

Income from continuing operations before income taxes	101,734	66,512

Income tax expense	34,263	27,003

Net Income from continuing operations	67,471	39,509

Income (loss) from discontinued operations, net of tax	—	19,727

Net income	$67,471	$59,236

Basic earnings per share
Income from continuing operations	$1.18	$0.62
Income (loss) from discontinued operations	—	0.31

Basic earnings per share	$1.18	$0.93

Diluted earnings per share
Income from continuing operations	$1.16	$0.62
Income (loss) from discontinued operations	—	0.31

Diluted earnings per share	$1.16	$0.93

Weighted Average Number of Common Shares and Potential Common Shares Outstanding:
Basic shares	57,334	63,506
Diluted shares	57,953	64,067

Discretionary Cash Flow:
Net Income	$67,471	$59,236
(Income) loss from discontinued operations, net of tax	—	(19,727)
Depreciation, depletion and amortization	110,136	70,458
Deferred Taxes	1,042	(6,865)
Dry Hole and Impairment	25,634	47,355
Exploration	2,686	11,285
Gains on Property Sales	23	(250)
Capitalized Interest	(16,178)	(2,197)
Other Noncash	1,447	(788)
Net cash provided by continuing operations before changes in assets and liabilities	192,261	158,507
Discretionary cash flow of discontinued operations	—	57,890

Total	$192,261	$216,397

(1)  Supplemental Information should be read in conjunction with Pogo’s Quarterly Earnings Release

(2) Results from continuing operations exclude activities from Thailand and Hungary.